Exhibit 14.1

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Code of Business Conduct and Ethics

First Solar, Inc.
Code of Business Conduct and Ethics
(Adopted as of October 3, 2006; revised July 29, 2015)

Introduction

This Code of Business Conduct and Ethics of First Solar, Inc. and its subsidiaries (the “Company”) summarizes the values, principles and business practices that guide our business conduct. This Code sets out a set of basic principles to guide employees regarding the minimum requirements expected of them; however, this Code does not provide a detailed description of all employee policies. For purposes of this Code, references to “employees” include employees, officers and directors of the Company.

It is the responsibility of all employees to maintain a work environment that fosters fairness, respect and integrity; and it is our Company policy to be lawful and highly- principled in all our business practices. All employees are expected to become familiar with this Code and to apply these guiding principles in the daily performance of their job responsibilities. All employees of the Company are responsible for complying with this Code. This Code should also be provided to and adhered to by every agent, consultant or representative of the Company.

All employees are expected to seek the advice of their supervisor, manager or other appropriate persons within the Company when questions arise about issues discussed in this Code and any other issues that may implicate the ethical standards or integrity of the Company or any of its employees. Compliance procedures are set forth in Section 18 of this Code.

The Company has established a Compliance Department to oversee the ethics and compliance effort and serve as a resource to employees by providing information and guidance regarding legal compliance and ethical conduct issues. If you have any questions or concerns regarding the specifics of any policy or your legal or ethical obligations, please contact your supervisor, your Human Resources representative, the Compliance Department or the Company’s Law Department.

Taking actions to prevent problems is part of our Company’s culture. If you observe possible unethical or illegal conduct you are encouraged to report your concerns. If you report, in good faith, what you suspect to be illegal or unethical activities, you should not be concerned about retaliation from others. Any employees involved in retaliation will be subject to serious disciplinary action by the Company.

Failure to abide by the guidelines addressed in this Code will lead to disciplinary actions, including dismissal where appropriate and allowed by law. If you are in a situation which you believe may violate or lead to a violation of this Code, you are urged to follow the guidelines described in Section 18 of this Code.

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1.    Compliance with Laws, Rules and Regulations

We have a long-standing commitment to conducting our business in compliance with applicable laws and regulations and in accordance with the highest ethical principles. This commitment helps ensure our reputation for honesty, quality and integrity.

2.    Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company.

A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an employee or a member of his or her family receives improper personal benefits (including personal loans, services or payment for services that the person is performing in the course of Company business) as a result of his or her position in the Company or gains personal enrichment through access to confidential information.

Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them. Employees are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest with the Company’s Human Resources Department or the Compliance Department. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of your supervisor, manager or other appropriate persons within the Company.

For more information, including the process to report potential conflicts of interest, please consult the Company’s “Conflict of Interest Policy.”

3.    Outside Directorships and Other Outside Activities

Although activities outside the Company are not necessarily a conflict of interest, a conflict could arise depending upon your position within the Company and the Company’s relationship with your new employer or other activity. Outside activities may also be a conflict of interest if they cause you, or are perceived to cause you, to choose between that interest and the interests of the Company. The Company recognizes that the guidelines in this Section 3 are not applicable to directors that do not also serve in management positions within the Company (“Outside Directors”).

Outside Directorships

Employees of the Company may not serve as directors of any outside business organization unless such service is specifically approved by senior management. There are a number of factors and criteria that the Company will use in determining whether to approve an employee’s request for an outside business directorship. For example, directorships in outside companies are subject to certain legal limitations. Directorships in outside companies should also satisfy a number of business considerations, including (1) furthering the interests of the Company and (2) not detracting in any

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material way from the employee’s ability to fulfill his or her commitments to the Company. The Company will also take into consideration the time commitment and potential personal liabilities and responsibilities associated with the outside directorship in evaluating requests.

Other Outside Engagements

We recognize that employees often engage in community service in their local communities and engage in a variety of charitable activities and we commend employees’ efforts in this regard. However, it is every employee’s duty to ensure that all outside activities, even charitable or pro bono activities, do not constitute a conflict of interest or are otherwise inconsistent with employment by the Company.

For more information, including the process to report potential conflicts of interest related to outside directorships and outside engagements, please consult the Company’s “Conflict of Interest Policy.”

4.    Gifts and Entertainment

Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. A problem could arise if (1) the receipt by one of our employees of a gift or entertainment would compromise, or could be reasonably viewed as compromising, that individual’s ability to make objective and fair business decisions on behalf of the Company or (2) the offering by one of our employees of a gift or entertainment appears to be an attempt to obtain business through improper means or use improper means to gain any special advantage in our business relationships, or could reasonably be viewed as such an attempt.

The responsibility is on the individual employee to use good judgment and ensure there is no violation of these principles. If you have any question or uncertainty about whether any gifts or proposed gifts are appropriate, please contact your supervisor, manager or other appropriate persons within the Company or in the Company’s Human Resources Department.

For more information, including the approval and reporting processes for gifts and entertainment, please consult the Company’s “Gift and Business Entertainment Policy.”

5.    Insider Trading

There are instances where our employees have information about the Company, its subsidiaries or affiliates or about a company with which we do business that is not known to the investing public. Such inside information may relate to, among other things: plans; new services or processes; mergers, acquisitions or dispositions of businesses or securities; problems facing the Company or a company with which we do business; sales; profitability; negotiations relating to significant contracts or business relationships; significant litigation; or financial information.

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If the information is such that a reasonable investor would consider the information important in reaching an investment decision, then the Company employee who holds the information must not buy or sell Company securities, nor provide such information to others, until such information becomes public. Further, employees must not buy or sell securities in any other company about which they have such material non-public information, nor provide such information to others, until such information becomes public. Usage of material non-public information in the above manner is not only illegal, but also unethical. Employees who involve themselves in illegal insider trading (either by personally engaging in the trading or by disclosing material non-public information to others) will be subject to immediate termination. The Company’s policy is to report such violations to the appropriate authorities and to cooperate fully in any investigation of insider trading.

The Company has additional, specific rules that govern trades in Company securities by directors, certain officers and certain employees. For more information, please consult the “Company’s Insider Trading Policy.”

Employees may need assistance in determining how the rules governing inside information apply to specific situations and should consult the Company’s Investor Relations or Law Department in these cases.

6.    Corporate Opportunities

Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees are prohibited (without the consent of the Board of Directors (the “Board”) or an appropriate committee thereof) from (1) taking for themselves personally opportunities that are discovered through the use of corporate property, information or their position, (2) using corporate property, information or their position for personal gain or (3) competing with the Company directly or indirectly.

7.    Antitrust and Fair Dealing

The Company believes that the welfare of consumers is best served by economic competition. Our policy is to compete vigorously, aggressively and successfully in today’s increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust, competition and fair dealing laws in all the markets in which we operate. We seek to excel while operating honestly and ethically, never through taking unfair advantage of others. Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

The antitrust laws of many jurisdictions are designed to preserve a competitive economy and promote fair and vigorous competition. We are all required to comply with these laws and regulations. Employees involved in marketing, sales and purchasing, contracts or in discussions with competitors have a particular responsibility to ensure that they understand our standards and are familiar with applicable competition laws. Because these laws are complex and can vary from one jurisdiction to another, employees should seek the advice of someone in the Company’s Law

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Department when questions arise.

For more information, please consult the Company’s “Antitrust Policy.”

8.    Discrimination and Harassment

The Company is committed to providing a work environment that values diversity among its employees. All human resources policies and activities of the Company intend to create a respectful workplace in which every individual has the incentive and opportunity to reach his or her highest potential.

We are firmly committed to providing equal employment opportunities to all individuals and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on age, race, gender, sexual orientation or ethnic characteristics and unwelcome sexual advances or comments. This policy applies to both applicants and employees and in all phases of employment.

All levels of supervision are responsible for monitoring and complying with the Company’s policies and procedures for handling employee complaints concerning harassment or other forms of unlawful discrimination. Because employment-related laws are complex and vary from state to state and country to country, supervisors should obtain the advice of someone in the Company’s Human Resources Department in advance whenever there is any doubt as to the lawfulness of any proposed action or inaction.

9.    Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has a responsibility to ensure that our operations meet applicable government or Company standards, whichever is more stringent. All employees are required to be alert to environmental and safety issues and to be familiar with environmental, health and safety laws and Company policies applicable to their area of business. Since these laws are complex and subject to frequent changes, you should obtain the advice of someone in the Company’s Human Resources or Law Department whenever there is any doubt as to the lawfulness of any action or inaction.

Threats or acts of violence and physical intimidation are not permitted. The use of illegal drugs in the workplace will not be tolerated.

10.    Record-Keeping and Retention

Many persons within the Company record or prepare some type of information during their workday, such as time cards, financial reports, accounting records, business plans, environmental reports, injury and accident reports, expense reports, and so on. Many people, both within and outside the Company, depend upon these reports to be accurate and truthful for a variety of reasons. These people include our stockholders, employees, governmental agencies, auditors and the communities in which we operate. Also, the Company requires honest and accurate recording and

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reporting of information in order to make responsible business decisions. We maintain the highest commitment to recording information accurately and truthfully.

All financial statements and books, records and accounts of the Company must accurately reflect transactions and events and conform both to required legal requirements and accounting principles and also to the Company’s system of internal accounting. As a Company employee, you have the responsibility to ensure that false or intentionally misleading entries are not made by you, or anyone who reports to you, in the Company’s accounting records. Regardless of whether reporting is required by law, dishonest reporting within the Company, or to organizations or people outside the Company, is strictly prohibited. All officers and employees of the Company that are responsible for financial or accounting matters are also required to ensure the full, fair, accurate, timely and understandable disclosure in all periodic reports required to by filed by the Company with the Securities and Exchange Commission. This commitment and responsibility extends to the highest levels of our organization, including our Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Controller.

Properly maintaining corporate records is of the utmost importance. To address this concern, records are maintained for required periods as defined in the Records and Information Management System Policy. These controls should be reviewed regularly by all employees and following consistently. In accordance with these policies, in the event of litigation or governmental investigation, please consult the Company’s Law Department.

The Company recognizes that the guidelines in this Section 10 are not applicable to the
Company’s Outside Directors.

11.    Confidentiality

Information is one of our most valuable corporate assets, and open and effective dissemination of information is critical to our success. However, much of our Company’s business information is confidential or proprietary. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or our customers, if disclosed. Employees must maintain the confidentiality of confidential information entrusted to them by the Company, except when disclosure is authorized by a senior official of the Company, the Company’s Human Resources Department, the Company’s Law Department, or as required by laws or regulations.

It is also our Company’s policy that all employees must treat what they learn about our customers and suppliers and each of their businesses as confidential information. The protection of such information is of the highest importance and must be discharged with the greatest care for the Company to merit the continued confidence of such persons. Confidential information to such person (or their company) is information it would consider private, which is not common knowledge outside of that company and which an employee of the Company has learned as a result of his or her employment by the Company. For example, we never sell confidential or personal information

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about our customers and do not share such information with any third party except with the customer’s consent or as required by law. No employee may disclose confidential information owned by someone other than the Company to non-employees without the authorization of the Company’s Human Resources Department or the Law Department, nor shall any such person disclose the information to others unless a need-to-know basis and appropriate safeguards have been established.

Employees of the Company should guard against unintentional disclosure of confidential information and take special care not to store confidential information where unauthorized personnel can see it, whether at work, at home, in public places or elsewhere. Situations that could result in inadvertent disclosure of such information include: discussing confidential information in public (for example, in restaurants, elevators or airplanes); talking about confidential information on mobile phones; working with sensitive information in public using laptop computers; and transmitting confidential information via fax. Within the workplace, do not assume that all Company employees, contractors or subsidiary personnel should see confidential information.

The obligation not to disclose confidential information of the Company and our customers and suppliers continues for an employee even after you leave the Company. As such, the Company respects the obligations of confidence Company employees may have from prior employment, and asks that employees not reveal confidential information obtained in the course of their prior employment. Company employees must not be assigned to work in a job that would require the use of a prior employer’s confidential information.

12.    Proprietary Information

Our Company depends on intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports, for its continued vitality. If our intellectual property is not protected, it becomes available to other companies that have not made the significant investment that our Company has made to produce this property and thus gives away some of our competitive advantage. All of the rules stated above with respect to confidential information apply equally to proprietary information.

Certain employees are required to sign a non-disclosure agreement that restricts disclosure of proprietary, trade secret and certain other information about the Company, its joint venture partners, suppliers and customers. The policy set forth in this Code applies to all employees, without regard to whether such agreements have been signed. It is the responsibility of every Company employee to help protect our intellectual property. Management at all levels of the Company is encouraged to foster and maintain awareness of the importance of protecting the Company’s intellectual property.

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All intellectual property, including any patents, inventions, or rights of authorship resulting from the work of Employees in the course of their employment is the exclusive property of the Company.

13.    Protection and Proper Use of Company Assets

Collectively, employees have a responsibility for safeguarding and making proper and efficient use of the Company’s property. Each of us also has an obligation to protect the Company’s property from loss, damage, misuse, theft, embezzlement or destruction. Theft, loss, misuse, carelessness and waste of assets have a direct impact on the Company’s profitability and may jeopardize the future of the Company. Any situations or incidents that could lead to the theft, loss, misuse or waste of Company property should be reported immediately to your supervisor, manager or other appropriate persons within the Company as soon as they come to your attention.

14.    Relationships with Government Personnel

Employees of the Company should be aware that practices that may be acceptable in the commercial business environment (such as providing certain transportation, meals, entertainment and other things of nominal value), may be entirely unacceptable and even illegal when they relate to government employees or others who act on the government’s behalf. Therefore, you must be aware of and adhere to the relevant laws and regulations governing relations between government employees and customers and suppliers in every jurisdiction where you conduct business.

It is strictly against Company policy for employees to give money or gifts to any official or any employee of a governmental entity if doing so could reasonably be construed as seeking to influence any act or decision of the official in his or her capacity or to secure any other improper advantage in order to obtain or retain business. Such actions are generally prohibited by law.

We expect our employees to refuse to make questionable payments to any third parties (whether government officials or private parties). Any proposed payment or gift to a government official must be reviewed in advance in accordance with the Company’s “Gift and Business Entertainment Policy” and other relevant policies. Employees should be aware that they do not actually have to make the payment to violate the Company’s policy or the law, as merely offering, promising or authorizing a payment could be sufficient.

In addition, many jurisdictions have laws and regulations regarding business gratuities which may be accepted by government personnel. For example, business courtesies or entertainment such as paying for meals or drinks are rarely appropriate when working with government officials. Gifts or courtesies that would not be appropriate even for private parties are in all cases inappropriate for government officials. Please consult the Company’s Human Resources Department or the Compliance Department for more guidance on these issues.

Contributions to political parties or candidates in connection with elections are discussed in
Section 15. For more information, please consult the Company’s “Global Anti-Corruption Policy.”

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15.    Political Contributions

Election laws in many jurisdictions may prohibit or limit political contributions by corporations to candidates. Many local laws may also prohibit or limit corporate contributions to local political campaigns. In accordance with these laws, the Company does not make direct contributions to any candidates for federal, state or local offices where applicable laws make such contributions illegal.

Employees of the Company may make personal political contributions in accordance with applicable laws. Contributions to political campaigns by employees must not be, or appear to be, made with or reimbursed by Company funds or resources. Company funds and resources include (but are not limited to) Company facilities, office supplies, letterhead, telephones and fax machines.

Company employees who hold or seek to hold political office must do so on their own time, whether through vacation, unpaid leave, after work hours or on weekends. Additionally, all persons must obtain advance approval from the Company’s Human Resources Department prior to running for political office to ensure that there are no conflicts of interest with Company business.

The guidelines in this Section 15 do not prohibit the Company from making political contributions through political action committees (“PACs”) or similar organizations, including PACs sponsored solely or in part by the Company. Employees may also make personal political contributions through PACs sponsored solely or in part by the Company. Personal political contributions, including those made through PACs sponsored solely or in part by the Company, will not be reimbursed by the Company.

The Company recognizes that the guidelines in this Section 15 are not applicable to the
Company’s Outside Directors.

For more information, please consult the Company’s “Global Donations Policy,” and the Company’s “Government Affairs Policy.”

16.    Waivers of the Code of Business Conduct and Ethics

Any change in or waiver of this Code for executive officers (including our Chief Executive Officer, Chief Financial Officer and Controller) or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or regulations governing the Company.

17.    Failure to Comply

No Code can address all specific situations. It is, therefore, each employee’s responsibility to apply the principles set forth in this Code in a responsible fashion and with the exercise of good

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judgment and common sense. If something seems unethical or improper, it likely is. Always remember: If you are unsure of what to do in any situation, seek guidance before you act.

A failure by any employee to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action up to and including termination (where allowed by law), and, if warranted, legal proceedings. All employees are expected to cooperate in internal investigations of misconduct.

18.    Reporting Illegal or Unethical Behavior; Compliance Procedures

As an employee of the Company, you are expected to conduct yourself in a manner appropriate for your work environment and are also expected to be sensitive to and respectful of the concerns, values and preferences of others. Whether you are an employee, contractor, supplier or otherwise a member of our Company family, you are encouraged to promptly report any practices or actions that you believe to be inappropriate.

We have described in each section above the procedures generally available for discussing and addressing ethical issues that may arise. Speaking to the right people is one of your first steps to understanding and resolving what are often difficult questions. As a general matter, if you have any questions or concerns about compliance with this Code or you are just unsure of what the “right thing to do” is, you are encouraged to speak with your supervisor, manager or other appropriate persons within the Company. If you do not feel comfortable talking to any of these persons for any reason, you should contact the Company’s Human Resources Department or the Compliance Department. Each of these offices has been instructed to register all complaints, brought anonymously or otherwise, and direct those complaints to the appropriate channels within the Company.

The company has also established with a third party service provider an anonymous whistleblower service that will maintain the confidentiality of the reporting person. To submit a complaint to the whistleblower hotline, log onto http://www.openboard.info/fslr/ or call toll free 1-866-569-1857 (or for international locations, the relevant telephone numbers listed on the internal Power website).

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Accounting/Auditing Complaints: Laws and regulations governing the Company also require that we have in place procedures for addressing complaints concerning auditing issues and procedures for employees to anonymously submit their concerns regarding accounting or auditing issues. Complaints concerning accounting or auditing issues will be directed to the attention of the Company’s Audit Committee, or the appropriate members of that committee. For direct access to the Company’s Audit Committee, please address your auditing and accounting related issues or complaints to the Chair of the Audit Committee at AuditCommitteeChair@FirstSolar.com.

Also, as discussed in the Introduction to this Code, you should know that if you report in good faith what you suspect to be illegal or unethical activities, you should not be concerned about retaliation from others. Any employees involved in retaliation will be subject to serious disciplinary action by the Company. Furthermore, the Company could be subject to criminal or civil actions for acts of retaliation against employees who “blow the whistle” on U.S. securities law violations and other federal offenses.